UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 19, 2014

Date of report (Date of earliest event reported)

SOLAZYME, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35189	33-1077078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

225 Gateway Boulevard South San Francisco, CA 94080	94080
(Address of Principal Executive Offices)	(Zip Code)

(650) 780-4777

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities

On June 19, 2014, Solazyme, Inc. (the “Company”) entered into note exchange agreements (the “Exchange Agreements”) with certain holders (the “Holders”) of the Company’s 6.00% Convertible Senior Subordinated Notes due 2018 (the “Notes”) pursuant to which such Holders agreed to exchange (the “Exchange”) approximately $17.5 million in aggregate principal amount of their Notes, together with accrued interest thereon through the settlement date of the Exchange, with the Company for (i) 1,765,314 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) plus (ii) a number of shares of Common Stock (the “Additional Shares”) equal to approximately $7.6 million, as determined in accordance with formulas set forth in the Exchange Agreements, which are based on the volume-weighted average price per share of the Common Stock over specified averaging periods. In certain limited circumstances, the Company may be required to pay cash in lieu of a portion of the Additional Shares. The settlement of the Exchange is expected to occur on June 30, 2014, subject to customary closing conditions.

The issuance of the Common Stock is being made in reliance on the exemption from registration contained in Section 3(a)(9) of the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SOLAZYME, INC.
(Registrant)

Date: June 20, 2014	By:	/s/ PAUL T. QUINLAN
Paul T. Quinlan
General Counsel and Secretary